EXHIBIT 99.1

BRUSH ENGINEERED MATERIALS INC. UPDATES OUTLOOK

COMMENTS ON COST REDUCTION INITIATIVES

Mayfield Hts., Ohio — March 31, 2009 — Brush Engineered Materials Inc. (NYSE:BW) today commented on market conditions as well as the related outlook for the first quarter and the remainder of the year. The Company also commented on the status of the cost reduction actions that were implemented earlier, as well as additional initiatives that were recently implemented.

OUTLOOK

The Company noted that it continues to experience significant widespread weakness and an environment with limited visibility across the majority of its markets. Exceptions to this include the medical and defense-related markets where demand levels have not been as affected by the global economic downturn. While recent activity in the Company’s markets suggests that the level of business may have bottomed, this cannot be assumed to be certain.

Revenue in the first quarter of 2009 will be well below what had been expected. The Company had previously indicated that it expected to report a loss in the first quarter of 2009 with revenue 15% to 25% below that of the fourth quarter of 2008, or in the range of $145.0 million to $165.0 million. The Company currently expects a more significant loss for the first quarter with revenue in the range of $127.0 million to $137.0 million, down 30% to 35% from the fourth quarter of 2008. Results for the first quarter will also be negatively affected by an inventory charge and expenses associated with the implementation of the cost reduction initiatives.

While the revenue level for the first quarter is weaker and the loss is greater than previously expected, the Company still expects revenue levels and operating results to improve as the year progresses. Assuming a recovery in economic conditions, the Company does expect to generate a profit of up to $0.40 per share for the full year.

It is important to continue to reiterate that the Company’s outlook is subject to significant variability, especially given the current economic environment. Changes in demand levels, metal price changes, metal supply conditions, new product qualification and ramp-up rates, swings in customer inventory levels, changes in the financial health of key customers and other factors can have a significant effect on actual results. The outlook provided above is based on the Company’s best estimates at this time and is subject to significant fluctuations due to these as well as other factors.

COST REDUCTION INITIATIVES

During the fourth quarter of 2008 as the global economic downturn began to take hold, the Company responded quickly and effectively. A number of actions were taken across the Company to reduce costs and to assure that the Company’s balance sheet remains strong. The cost cutting measures initially implemented included global headcount reductions that reduced total employment by over 10%. The Company also eliminated planned executive and senior management salary increases, implemented a general pay freeze, reduced work hours, suspended a portion of the 401(k) match, reduced discretionary spending and supplier costs, and deferred lower priority initiatives. In addition, efforts to reduce working capital and targeted capital spending deferrals have been implemented.

Most recently the Company has implemented additional cost reduction measures. These include additional employment reductions bringing the total employment reduction to approximately 15%. The salaries of the senior executives of the Company and the annual cash retainer fees of the Company’s Board of Directors have been reduced by 10%. In addition, the salaries of other senior managers have been reduced by 7% and the remaining Company matching contribution to the 401(k) has been suspended.

The Company believes that the result of these initiatives is a leaner, more efficient operating structure. The working capital and capital spending reductions are yielding cash benefits. The cost reduction initiatives have had a favorable impact on results to date and are expected to result in more clearly visible benefits in the second quarter of 2009. While the scale of these initiatives is sizable, the Company is taking care to not disrupt investment in the pipeline of new products that will help during the difficult macroeconomic environment of 2009 and provide solid growth opportunities for 2010 and beyond.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

•	The global and domestic economies, including the uncertainties related to the impact of the current global financial crisis;

•	The condition of the markets in which we serve, whether defined geographically or by segment, with the major market segments being telecommunications and computer, data storage, aerospace and defense, automotive electronics, industrial components, appliance and medical;

•	Changes in product mix and the financial condition of customers;

•	Actual sales, operating rates and margins for the first quarter and the year 2009;

•	The successful implementation of cost reduction initiatives;

•	Our success in developing and introducing new products and new product ramp- up rates, especially in the media market;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

•	Our success in integrating newly acquired businesses;

•	Our success in implementing our strategic plans and the timely and successful completion of any capital projects;

•	The availability of adequate lines of credit and the associated interest rates;

•	Other financial factors, including cost and availability of raw materials (both base and precious metals), tax rates, exchange rates, interest rates, metal financing fees, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive and deferred compensation plans;

•	The uncertainties related to the impact of war and terrorist activities;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects; and

•	The risk factors set forth in Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2008.

Brush Engineered Materials Inc. is headquartered in Mayfield Hts., Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
(216) 383-6823

Media:

Patrick S. Carpenter
(216) 383-6835

http://www.beminc.com
Brush Engineered Materials Inc.
6070 Parkland Blvd.
Mayfield Hts., Ohio